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                                                                     Exhibit 2.2

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                            ASSET PURCHASE AGREEMENT

                           dated as of October 1, 1998

                                  by and among

                      WELD-TECH ENGINEERING SERVICES, L.P.,
                           A Texas Limited Partnership
                                    as Buyer

                                       and

                          WELD-TECH ENGINEERING, L.P.,
                           A Texas Limited partnership
                                    as Seller




















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================================================================================




                  THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") is made as of October 1, 1998, by WELD-TECH ENGINEERING SERVICES, L.P., a Texas limited partnership ("BUYER"), and WELD-TECH ENGINEERING, L.P., a Texas Limited Partnership ("SELLER").

                  Intending to be legally bound hereby, the parties hereto agree as follows.

                                    ARTICLE I
                                   DEFINITIONS

                  For purposes of this Agreement, and in addition to the terms defined elsewhere in this Agreement, the following terms have the meanings specified or referred to in this Article I:

                  "AFFILIATE"--any Person which directly or indirectly controls, is controlled by or is under common control with another Person. The term "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "BUSINESS"--the current line of business of Seller, the same being the provision of engineering and fabrication services to the oil and gas industry, including weld design, fabrication and repair, as well as materials engineering, testing services and fabrication problem solving.

                  "CASH CONSIDERATION"--$11,260,000 plus or minus the amount by which the Total Equity as of the Closing Date exceeds or is less than $1,000,000.

                  "CLOSING DATE"--the date and time as of which the Closing actually takes place.

                  "CLOSING DATE BALANCE SHEET"--the balance sheet of Seller as of the Closing Date prepared on a basis consistent with the balance sheets described in Section 3.4 hereof.

                  "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

                  "EMPLOYMENT AGREEMENTS"--the employment agreements to be executed and delivered by Messrs. Boster and Beard at the Closing.

                  "ENCUMBRANCE"--any mortgage, easement, right of way, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or adverse claim of any kind, including any restriction on use,


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         voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or exception to title of any kind.

                  "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the balance sheets and the other financial statements referred to in
         Section 3.4 were prepared.

                  "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, certification, registration, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  "GOVERNMENTAL BODY"--

                  (a) The United States or any state, county, city, town, village, district or other jurisdiction within the United States of any nature;

                  (b) Any United States federal, state, local, municipal, foreign or other government;

                  (c) Any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal) of the United States or of any state, county, city, town, village, district or other jurisdiction within the United States; or

                  (d) Any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature of the United States or of any state, county, city, town, village, district or other jurisdiction within the United States.

                  "INDEMNIFIED PERSONS"--Buyer and its Affiliates and their respective Representatives.

                  "IRC"--the Internal Revenue Code of 1986, as amended, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

                  "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.



                                       2.
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                  "KNOWLEDGE"- a Person will be deemed to have "Knowledge" of a particular fact or other matter if:

                  (a) with respect to an individual, such individual is actually aware of such fact or other matter; or

                  (b) with respect to Seller, any of the Partners or the shareholders of a Partner is actually aware of such fact or other matter.

                  "LEGAL REQUIREMENT"--any United States federal, state, local , municipal or other administrative order, constitution, law, ordinance, principle of common law, court order, consent, decree, regulation, license, permit, statute or treaty.

                  "ORDER"---any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Body or by any arbitrator.

                  "ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation; and (b) the limited partnership agreement and the certificate of limited partnership of a limited partnership.

                  "PARTNERS"--the partners of Seller, the same being: Michael E. Beard ("MR. BEARD"), Patrick L. Boster ("MR. BOSTER"), 5DB Company and W.T. Holdings, Inc., and the shareholders of 5DB Company and W.T. Holdings, Inc.

                  "PERMITTED ENCUMBRANCES" shall mean (a) all zoning or planning restrictions, permits and other restrictions or limitations imposed by Governmental Bodies on the use of real property, or any irregularities in title thereto disclosed on the title report and acceptable to Buyer, none of which materially detract from the value of such property or materially impair the intended use of such property by Buyer in the intended operation of the Business in a manner consistent with Seller's historic use thereof, (b) all liens for current taxes, assessments or governmental charges or levies on property not yet due and payable and
         (c) all Encumbrances under the contracts and agreements specifically identified on the Schedule of Permitted Encumbrances annexed to this Agreement.

                  "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Body.

                  "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.



                                       3.
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                  "PROMISSORY NOTE"--the promissory note or notes evidencing the indebtedness owing by Seller to Continental Casing Corporation.

                  "REPRESENTATIVE"- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

                  "TAX"--any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, estate tax or transfer tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

                  "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

                  "TOTAL EQUITY"--as of any date, the total assets of Seller less the total liabilities of Seller, determined on a basis consistent with the balance sheets described in Section 3.4 hereof.

                                   ARTICLE 11
                 SALE AND TRANSFER OF PURCHASED ASSETS; CLOSING

                  2.1.     Agreement to Sell

                  (a) Purchased Assets. Subject to the terms and conditions of this Agreement, effective on the Closing Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all Encumbrances of any kind except for Permitted Encumbrances, all of the assets, properties, rights and interests of Seller which comprise the Business (collectively, the "PURCHASED ASSETS"). The Purchased Assets include without limitation the following:

                  (i) All equipment, furniture, vehicles, machinery, supplies and engineering spares and stores and other tangible personal property used in connection with the Business, including those items listed or described on Schedule 2.1(a)(i);

                  (ii) All of the raw materials, work in process and finished goods on hand relating to the Business and owned by Seller at the time of Closing (the "INVENTORY");


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                  (iii) All of Seller's rights and interests under the
         contracts, sales orders, purchase orders, equipment leases and other agreements relating to the Business and identified in Schedule 2.1(a)(iii) (the "CONTRACTS");

                  (iv) All of Seller's books, records, files and data (regardless of the medium in which maintained or stored) relating to the Purchased Assets or the Business (the "RECORDS");

                  (v) All of Seller's right, title and interest in intellectual property, including technology, inventions, trade secrets and proprietary technical information, which is used by Seller in connection with the Business or the Purchased Assets, including any right to, or right to use the name "Weld-Tech Engineering" or any variant or derivative thereof, and any other company name, trade name, trademark, service mark or logo of Seller;

                  (vi) All of Seller's cash, checks, securities and other cash equivalents on hand, in transit or on deposit as of the Closing Date;

                  (vii) All accounts receivable, notes receivable and chattel paper due, owing, accrued or payable as of the Closing Date which relate to the operations of the Business;

                  (viii) The leasehold estate and all rights as lessee in and to that certain 21.3442 acre tract of land situate in Harris County, Texas, identified in Schedule 2.1(a)(viii) and the buildings, fixtures and improvements located thereon;

                  (ix) All product liability and other insurance policies of the Business; and

                  (x) Goodwill and the future prospects of the Business.

                  (b) Excluded Assets- The parties to this Agreement expressly acknowledge and agree that there shall be excluded from the assets, rights and properties to be transferred to Buyer hereunder the assets, rights and properties described below (hereinafter collectively referred to as the "EXCLUDED ASSETS"):

                  (i) Seller's labor contracts and employee benefit and pension plans or any assets thereof (if any);

                  (ii) Seller's minute books and tax records, and working papers relating thereto; and

                  (iii) Any property, rights or interests listed on Schedule 2.1
         (b).



                                       5.
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                  2.2 Agreement to Purchase; Consideration.

                  (a) Consideration. Subject to the terms and conditions of this Agreement, Buyer shall purchase the Purchased Assets pursuant to Section 2.1(a) and in consideration therefor shall pay to Seller the Cash Consideration.

                  (b) Closing Date Payment. At the Closing, Buyer shall (i) pay the sum of (x) $11,260,000 plus (y) the Closing Date Estimated Equity Amount (as defined in Section 2.2(e) hereof) to Seller and (ii) pay off the Promissory Note (limited to the amount taken into account at Closing in determining Total Equity), in each case by wire transfer of immediately available funds to account(s) designated by Seller.

                  (c) Post Closing Adjustment. The final determination of the Cash Consideration shall be made, and any payments resulting therefrom shall be paid, as follows:

                  (i) Not later than twenty (20) days after the Closing Date, Seller shall prepare and deliver to Buyer the Closing Date Balance Sheet, setting forth inter alia the Total Equity, as of the Closing Date.

                  (ii) Promptly following receipt of the Closing Date Balance Sheet Buyer shall review the same as promptly as practicable. Buyer may deliver to Seller a certificate setting forth specific details of its objections thereto, such certificate to be furnished not later than twenty (20) days after receipt by Buyer of the Closing Date Balance Sheet. If Buyer does not so object within such 20-day period, the Cash Consideration determined on the basis of the Total Equity shown on the Closing Date Balance Sheet shall be final and binding on the parties. If Buyer so objects within such 20-day period, Buyer and Seller shall endeavor to resolve by written agreement (the "AGREED ADJUSTMENTS") any differences and, if Seller and Buyer so resolve such differences, the Cash Consideration determined on the basis of the Total Equity shown on the Closing Date Balance Sheet, as adjusted by the Agreed Adjustments, shall be final and binding on the parties.

                  (iii) If any objections communicated by Buyer in accordance with Section 2.2(c)(ii) above are not resolved by Agreed Adjustments within the 10-day period next following the 10-day period referred to in Section 2.2(c)(ii) above, then Buyer and Seller shall jointly engage Price Waterhouse Coopers (the "ACCOUNTING FIRM") and shall direct the Accounting Firm to conduct, as promptly as practicable, but in any event not later than 45 days after such direction, such review of the Closing Date Balance Sheet as the Accounting Firm believes to be necessary to determine the Total Equity as of the Closing Date, and such determination shall be final and binding on the parties.

                  (iv) The parties hereto shall make available to each other and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of them may reasonably request to evaluate the Total Equity as of the Closing Date Balance


                                       6.
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         Sheet. The fees and expenses of the Accounting Firm, if any, shall be borne equally by Buyer and Seller.

                  (v) Within five (5) days after final determination of the Cash Consideration as of the Closing Date, any adjusting payment required to be made by Buyer to Seller shall be paid to Seller by wire transfer of immediately available funds to an account designated by Seller; if final determination of the Cash Consideration as of the Closing Date results in the Cash Consideration being less than the sum of (x) $11,260,000 plus (y) the Closing Date Estimated Equity Amount, then such difference amount shall be paid to Buyer by wire transfer of immediately available funds to an account designated by Buyer.

                  (d) Proration of Expenses. To the extent not otherwise taken into account in determining the Total Equity as of the Closing Date, the following items shall be apportioned as of the Closing Date as set forth below:

                  (i) Real Estate and Personal Property Taxes. Real estate and personal property Taxes shall be prorated for the calendar year in which the Closing occurs based upon real estate and personal property Taxes levied in that year by each taxing body (without regard to the date of the levy or the fiscal year of the taxing body). If the Closing occurs before the Tax rate is fixed, the apportionment of Taxes for purposes of payment at the Closing shall be upon the basis of the Tax rate for the next preceding year applied to the latest assessed valuation, and an adjustment shall be paid by Buyer or Seller, as the case may be, as promptly as practicable after the final Tax amount for the year is determined.

                  (ii) Utility Charges. The payment of water, power, telephone, sewer and any other utility charges will be prorated as of the Closing Date.

                  (iii) Leases. Rents shall be prorated as of the Closing Date.

If any item cannot be apportioned under this Section 2.2(d) accurately at or as of the Closing Date or if it is apportioned incorrectly at the Closing or subsequent thereto, such item shall be apportioned or reapportioned, as the case may be, as soon as practicable after the Closing Date, or the date on which the apportionment error is discovered, as the case may be.

                  (e) Closing Date Estimated Equity Amount. At least two (2) days prior to the Closing Date, Seller shall deliver to Buyer a statement setting forth in reasonable detail its estimate of the amount by which the Total Equity as of the Closing Date exceeds $1,000,000, and such amount, less $100,000, shall be and be defined herein as the "Closing Date Estimated Equity Amount".

                  2.3 Transfer Taxes and Other Costs. The cost of all real estate transfer taxes shall be borne equally by Seller and Buyer. Seller shall be responsible for the cost of preparing deeds.



                                       7.
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                  2.4 Assumption of Certain Liabilities. As further
consideration for the purchase of the Purchased Assets, Buyer shall by instruments executed and delivered at the Closing, which instruments shall be reasonably satisfactory to Seller (the "ASSUMPTION AGREEMENTS") assume the following liabilities of the Seller (collectively, the "ASSUMED LIABILITIES"):

                  (a) all liabilities and obligations of Seller to be paid or performed after the Closing Date under the Contracts included in the Purchased Assets and identified in Schedule 2.1(a)(iv), but only if and to the extent the same are agreed by Buyer to be assigned and transferred to Buyer;

                  (b) all liabilities and obligations of Seller set forth on the Closing Date Balance Sheet; and

                  (c) any obligation accruing to Seller for Texas unemployment compensation resulting from Buyer's failure to hire or employ any of Seller's employees (other than individual Partners) after the Closing Date or Buyer's later termination of any such employees, which obligations Buyer expressly agrees promptly to discharge on behalf of Seller or otherwise reimburse Seller in respect thereof.

Buyer does not hereby, and will not at any time be required to, assume, pay, perform or discharge any other obligations, claims, liabilities, costs or expenses of Seller including, without limitation, the following: (i) any obligation or liability, direct or indirect, fixed or contingent, known or unknown, incurred prior to the Closing Date, arising out of, resulting from or in any way related to the Purchased Assets or the Business of Seller, including any employment (including accrued payroll expenses) or severance obligations of Seller (other than as expressly assumed pursuant to Section 2.4(c)); (ii) any obligation or liability, direct or indirect, fixed or contingent, known or unknown to Seller, arising out of an event, act, condition or occurrence which took place or occurred on or prior to the Closing Date other than the Assumed Liabilities; (iii) any Tax liability of Seller; and (iv) any liability of any kind, direct or indirect, fixed or contingent, arising out of, resulting from or relating to actions taken or omitted to be taken by Seller after the Closing.

                  2.5 The Closing. The consummation of the transactions contemplated by this Article II shall constitute the Closing (the "CLOSING"). The Closing shall occur on October 1, 1998, or such other date as the parties shall mutually agree, effective at 10:00 AM (such date and time being the "CLOSING DATE") at the offices of Buyer at 1000 Warren Avenue, Niles, Ohio 44446-0269.

                  2.6 Instruments of Conveyance and Transfer of Purchased Assets. Seller will duly execute and deliver to Buyer at the Closing such deeds, bills of sale, assignments, endorsements and other good and sufficient instruments of conveyance and transfer (collectively, the "TRANSFER DOCUMENTS") satisfactory to Buyer as shall be effective to vest in Buyer all of Seller' right, title and interest in and to the Purchased Assets, and Buyer will duly execute and deliver to Seller at the Closing the Transfer Documents and the Assumption Agreements satisfactory to Seller necessary to evidence Buyer's assumption of the Assumed Liabilities. Simultaneously with such deliveries,


                                       8.
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Seller will take such reasonable steps as necessary or appropriate, to the extent practicable, to put Buyer in actual possession and operating control of the Purchased Assets.

                  2.7 Further Assurances. After the Closing Seller shall from time to- time at the request of Buyer and without further cost or expense to Buyer execute and deliver such other instruments of conveyance and take such other action as Buyer may reasonably request in order to consummate the transactions contemplated hereby and to vest in Buyer title to the Purchased Assets. Likewise, on and after the Closing, Buyer shall from time to time at the request of Seller and without further cost or expense to Seller execute and deliver such other instruments of assumption and take such other action as Seller may reasonably request in order to consummate the transactions contemplated hereby and to confirm Buyer's assumption of the Assumed Liabilities.

                  2.8 Allocation of Consideration. The parties hereto acknowledge and agree that the transactions contemplated hereunder must be reported in accordance with Section 1060 of the IRC. The parties agree to report the transactions contemplated hereunder for all Tax purposes (including the filing of IRC Form 8594) in accordance with the allocation reflected in Schedule
2.8. The parties hereto agree to share information and to cooperate to the extent necessary to permit the transactions to be properly, timely and consistently reported in accordance with Section 1060 of the IRC and the regulations promulgated thereunder.

                  2.9 Processing of Accounts Receivable. Seller shall promptly transfer or cause to be transferred to Buyer all amounts that Seller may receive on and after the Closing in respect of the accounts receivable. Seller shall refrain from taking any action to encourage an account debtor to dispute a receivable.

                  2.10 Risk of Loss. Risk of loss to the Purchased Assets or any part thereof from the damage or destruction thereof by fire or other casualty shall remain upon Seller until the later of the Closing or delivery of possession thereof to Buyer. If, between the date hereof and the Closing, any portion of the Purchased Assets shall be damaged or destroyed by fire or other casualty or lost by reason of theft or disappearance which would materially disrupt the Business, Buyer shall have the option, exercisable by notice to Seller given prior to the Closing Date to either (i) terminate this Agreement, and whereupon neither party shall have any further liability to the other hereunder unless such damage, destruction, casualty or loss is willfully caused by Seller or (ii) elect to proceed with this Agreement and pay the full Cash Consideration, less any applicable deductible or uninsured loss, in which case Seller shall assign to Buyer any insurance proceeds to which Seller may be entitled as a result of such damage, destruction, casualty or loss. If Buyer fails to give such written notice, Buyer shall be conclusively deemed to have chosen option (ii).

                  2.11 Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any permit or approval of any Governmental Body if an assignment or transfer or an attempt to make such an assignment or transfer without the Consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Buyer or Seller thereunder; and any transfer or assignment


                                       9.
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to Buyer by Seller of any interest under any such permit or approval that requires the Consent of a third party shall be made subject to such Consent being obtained. If any such Consent is not obtained on or prior to the Closing Date, Seller shall continue to use all reasonable efforts to obtain any such Consent after the Closing Date until such time as such Consent has been obtained, and Seller will cooperate with Buyer in any lawful and economically feasible arrangement to provide that Buyer shall receive the interest of Seller, as the case may be, in the benefits under any such approval or permit or other agreement or arrangement, including performance by Seller, as agent, if economically feasible, provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor hereunder if such consent or approval had been obtained. Seller shall pay and discharge, and shall indemnify and hold Buyer harmless from and against, any and all out-of-pocket costs of seeking to obtain or obtaining any such Consent whether before or after the Closing Date.

                  2.12 Limitation. The Cash Consideration and the value of the Assumed Liabilities shall not exceed $15,000,000, and if necessary, receivables shall be excluded (and not paid for) on a dollar-for-dollar basis so as to comply with such limitation.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer that the following are true and complete in all material respects:

                  3.1 Incorporation and Authority. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. Seller has full power and authority to own or lease its properties and to carry on its Business as and where such properties are now owned or leased and such Business is now being conducted. Seller has delivered to Buyer complete and correct copies of its Organizational Documents as amended and in effect on the date hereof. Seller is not in violation of any requirement of its Organizational Documents.

                  3.2 Due Authorization; No Conflict. Seller has the full power and authority to execute, deliver and consummate this Agreement and the Transfer Documents to which it is a party and to perform all the terms and conditions hereof and thereof to be performed by it, and all such action has been duly and validly authorized by all necessary proceedings on its part. This Agreement constitutes and, when executed and delivered by Seller, the Transfer Documents to which Seller is a party will constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies. Except as set forth on
Schedule 3.2 hereto, which indicates the Consents to assignment required under the Contracts, and subject to the obtaining of the approvals of Governmental Bodies listed in Schedule 3.3, neither the execution and delivery of this Agreement and the Transfer Documents, the consummation of the transactions contemplated hereby and thereby


                                      10.

nor the fulfillment of and compliance with the terms and provisions hereof and thereof do or will as to Seller (a) violate any Legal Requirement or Order applicable to Seller, (b) conflict with, result in a breach of or constitute a default under the organizational Documents of Seller, (c) conflict with, cause to be void or voidable, result in a breach of, constitute a default (with or without the giving of notice or the lapse of time or both) under or accelerate or permit the acceleration of the performance required by, any of the Contracts or any other material agreement or material instrument to which Seller is a party or by which Seller or any of its material assets is bound, (d) result in the creation of any Encumbrance upon any of the Purchased Assets under any such agreement or instrument or (e) terminate or give any party thereto the right to terminate any of the Contracts or any such material agreement or instrument.

                  3.3 Authorizations and Filings. Except as set forth on
Schedule 3.3 hereto, no Consent from any Governmental Body is or will be necessary in connection with the execution or delivery by Seller of this Agreement or the Transfer Documents, consummation by Seller of the transactions herein or therein contemplated or performance of or compliance with the terms and conditions hereof or thereof by Seller.

                  3.4 Financial Statements. Seller has delivered to Buyer true, correct and complete copies of (a) the compiled, unaudited balance sheet of Seller for the period ended December 31, 1997, and the related compiled, unaudited statement of income for the year then ended, and (b) the compiled, unaudited balance sheet of Seller as of August 31, 1998, and the related compiled statement of income for the eight months then ended. Such financial statements and notes fairly present the financial condition and the results of operations, and cash flow of Seller as of the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP except as set forth on Schedule 3.4; the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved.

                  3.5 Sufficiency of the Purchased Assets. The Purchased Assets comprise all assets required for the continued conduct by Buyer of the Business as now being conducted. The Purchased Assets, taken as a whole, constitute all the properties and assets relating to or used or held for use in connection with the Business during the past twelve months (except for Inventory sold, Contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of business, and the Excluded Assets). Except for Excluded Assets, there are no assets or properties used in the operation of the Business and owned by any Person other than Seller that will not be conveyed, leased or licensed to Buyer under valid, current easements, leases or license arrangements. The Purchased Assets are in all material respects adequate for the purposes for which such assets are currently used or are held for use, and are in reasonably good repair and operating condition (subject to normal wear and tear) and, to the Knowledge of Seller, there are no facts or conditions affecting the Purchased Assets which could, individually or in the aggregate, interfere in any material respect with Buyer's use, occupancy or operation thereof as currently used, occupied or operated by Seller, or their adequacy for such use.



                                      11.

                  3.6 Real Property. Schedule 3.6 identifies all real property interests which, together with all improvements thereon, easements, appurtenances, licenses, permits and approvals related thereto, and warranties associated therewith, are included in the Purchased Assets (collectively, the "REAL PROPERTY"). Schedule 3.6 further sets forth true and complete copies of all leases, easements or other instruments in effect on the date hereof which evidence Seller's interests in Real Property. All such leases, easements and other instruments are in full force and effect, and to Seller's Knowledge there is no material default, nor any event which with notice or the lapse of time or both will become a material default, under any such leases, easements or other instruments, by Seller or any other party thereto, and no Person is contesting the rights of Seller thereunder.

                  3.7 Tangible Personal Property. The property owned by Seller and identified in Schedule 2.1(a)(i), together with the property leased to Seller under the equipment leases identified in Schedule 2.1(a)(iii) (collectively, the "PERSONAL PROPERTY"), constitutes all of the tangible personal property in the possession or control of Seller as of the date hereof which relates to the operation of the Business. Except for any Personal Property which is the subject of a lease, all of the Personal Property is owned by Seller, free and clear of any and all Encumbrances except Permitted Encumbrances. With respect to the Personal Property indicated on Schedule 2.1(a)(iii) as being leased by Seller, all such leases are in full force effect and there is no default, nor any event which with notice or the lapse of time or both will become a default, under any such lease by Seller or any other parties thereto.

                  3.8 Inventory. Except as set forth in Schedule 3.8, (a)all Inventory being conveyed hereunder is of good, usable and merchantable quality in all material respects, does not include obsolete or discontinued items and is of such quality as to meet the quality control standards of Seller and any applicable governmental quality control standards and (b) all Inventory consisting of finished goods is salable as current inventory at current prices in the ordinary course of business. Seller shall convey to Buyer good and merchantable title to the Inventory free and clear from any lawful Encumbrances other than Permitted Encumbrances.

                  3.9 Intellectual Property. Schedule 3.9 contains a current list of all trademarks applications, trade names, copyrights, patents and patent applications relating to the Business and owned by Seller, all registered names relating to the Business under which Seller is doing business and all licenses, agreements or other arrangements relating to the Business under which Seller has the right to use any of the foregoing. All such patents, trademarks, copyrights and applications owned by Seller have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Registrar of Copyrights or the corresponding offices of other countries, and have been properly maintained and renewed in accordance with applicable Legal Requirements. Seller owns (or possesses adequate licenses or other rights to use, evidence of which has been delivered to Buyer), and the Purchased Assets will include, all trademarks, trade names, copyrights and patents and all inventions, processes and other technical know-how and other proprietary and property rights used in the conduct of the Business and the Purchased Assets, free and clear of any and all Encumbrances except Permitted Encumbrances. Except as described in Schedule 3.9, no notice of conflict with any asserted rights of others with respect to the foregoing


                                      12.

has been received by Seller, and to the best Knowledge of Seller, there is no basis for any contention that as relates to the Business: (a) any of the patents, trademarks, trade names, copyrights or applications therefor of Seller are invalid or subject to claim of patent abuse; (b) Seller is infringing in any material respect any patents, trademarks, trade names or copyrights of others;
(c) Seller is violating any technology or secrecy rights of any Person; or (d) any patents, trademarks, trade names, copyrights, technology or secrecy rights are being used contrary to the provisions of any licensing or other agreement. Seller is taking appropriate steps to ascertain the extent of the business and financial risks facing Seller as a result of the Year 2000 Risk (that is the risk that computer applications used by Seller and/or by its suppliers, vendors and customers may be unable to recognize and perform without error date-sensitive functions involving certain dates prior to and any date after December 31, 1999).

                  3.10 The Contracts; other Agreements. Except for the Contracts included in the Purchased Assets and identified in Schedule 2.1(a)(iii), Seller, with respect to its ownership and operation of the Business and the Purchased Assets, is not a party to or subject to any material contract, agreement, plans or commitments. True and complete copies of all of the Contracts, agreements, plans and commitments relating to the Purchased Assets, the Business represented by the Purchased Assets and the Assumed Liabilities (together with any amendments and modifications thereto) have been delivered to Buyer. Except as set forth in Schedule 3.10, (a) each of the Contracts remains in full force and effect in accordance with the terms thereof, (b) no default, and no event which with the passage of time or the giving of notice or both could become a default, by Seller or, to Seller's Knowledge, any other party thereto has occurred and is continuing under any of the Contracts, (c) Seller has not received any notice nor is otherwise aware that its performance under any of the Contracts to date is unsatisfactory to any other parties thereto and (d) no claims for damages or assertions of nonperformance have been made against Seller under any of the Contracts. Seller is not aware of any fact or circumstance relating to the Contracts which would make it unlikely that Buyer would realize the benefits of the Contracts.

                  3.11 Suppliers; Raw Materials. Schedule 3.11 sets forth (a) the names and addresses of all suppliers (including without limitation Seller and any Affiliates thereof) from which the Business ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $10,000 or more during the twelve-month period ended August 31, 1998 and (b) the amount for which each such supplier invoiced the Business during such period. Seller has not received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to Buyer at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Business, subject to general and customary price increases. To the best Knowledge of Seller, no supplier of the Business described in clause (a) of the first sentence of this Section has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.



                                      13.

                  3.12 Litigation. Except as set forth on Schedule 3.12, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or to Seller's Knowledge threatened against or relating to Seller in connection with the Purchased Assets or the Business or against or relating to the transactions contemplated by this Agreement, and Seller does not know and has no reason to be aware of any basis for the same.

                  3.13 Product Warranties. Except as set forth in Schedule 3.13,
(a) there are no warranties express or implied, written or oral, with respect to the products of the Business other than warranties under applicable Legal Requirements, (b) there are no pending or threatened claims with respect to any such warranty, including warranties under applicable Legal Requirements, and Seller has no liability with respect to any such warranty, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

                  3.14 Insurance. Schedule 3.14 contains a complete and correct list and summary description of (a) all insurance policies maintained by Seller for the benefit of or in connection with the Purchased Assets or the Business and (b) all claims made by Seller under any policy of insurance during the past two years with respect to the Purchased Assets or the Business. Seller has delivered to Buyer complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, all premiums due thereon have been paid (except for the liability reflected on the Closing Date Balance Sheet for insurance premiums payable expected by Seller as a result of the annual audit of Seller's workers compensation insurance policy) and Seller has complied in all material respects with the terms and provisions of such policies. The insurance coverages and limits provided by such policies are adequate and customary for the Business.

                  3.15 Taxes. Except for Permitted Encumbrances, there are no Encumbrances, either choate or inchoate, or other Encumbrances of any nature whatsoever for any Taxes, or interest or penalty thereon, with respect to the Business or any of the Purchased Assets.

                  3.16 Absence of Material Changes. Except as disclosed on
Schedule 3.16, since January 1, 1998 Seller has conducted the Business only in the ordinary course consistent with prior practice, and with respect to its operation of the Business and the Purchased Assets, Seller has not:

                  (a) experienced any material labor dispute by any of its employees; had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, encountered any labor union organizing activity, or had any material change in its relations with its employees, agents, customers or suppliers;

                  (b) made any increase in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or


                                      14.

severance benefit or vacation pay, to or in respect of any employee, salesman, distributor or agent of Seller relating to the Business;

                  (c) made any pension, retirement, profit-sharing, bonus or other employee welfare or benefit payment, except for payments required by Plans listed and described on Schedule 3.19;

                  (d) except for sales of Inventory in the lawful and ordinary course of business, sold, transferred, leased to others or otherwise disposed of, or mortgaged, pledged or subjected to any Encumbrance, any of its property or assets used in the Business, tangible or intangible; or canceled or compromised any debt or claim, or waived or released any right of substantial value relating to the Business or such property or assets;

                  (e) made any change in the operations or the manner of conducting the Business other than changes in the lawful and ordinary course of business none of which has, and which in the aggregate have not had, a material adverse effect on the Business;

                  (f) suffered any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the properties or assets used in Business or the operations thereof;

                  (g) sold, assigned, transferred, granted any rights under or permitted to lapse any patent, trademark, trade name, patent application, copyright, trade secret, customer list, manufacturing or secret process or formula, entered into any settlement regarding the breach or infringement thereof, or modified any existing rights with respect thereto; or suffered any material adverse change in its rights with respect to any thereof;

                  (h) except in the lawful and ordinary course of business, terminated or amended or suffered the termination or amendment of or failed to perform all its material obligations or suffered or permitted any default to exist under any material contract, lease, agreement or license;

                  (i) entered into any transaction, contract or agreement other than in the lawful and ordinary course of business except transactions disclosed pursuant to and permitted by this Agreement;

                  (j) incurred any obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business consistent with prior practice, none of which liabilities, in any case or in the aggregate, could have a material adverse effect on the Business or the Purchased Assets;

                  (k) failed to replenish the Business's Inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual


                                      15.

requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice and prudent business practices prevailing in the industry;

                  (1) instituted, settled or agreed to settle any litigation, action or proceeding before any court or governmental body relating to the Business or the Purchased Assets other than in the ordinary course of business consistent with past practices but not in any case involving amounts in excess of $10,000;

                  (m) suffered any change in the condition (financial or otherwise) or in the assets, liabilities (absolute or contingent), business or prospects of the Business, except changes in the lawful and ordinary course of business, none of which has, and which in the aggregate have not, materially and adversely affected the business, prospects, assets, liabilities or condition of the Business, nor has any event or condition of any character occurred which materially and adversely affects the business, prospects, assets, liabilities or condition of the Business; or

                  (n) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

                  3.17 Compliance with Legal Requirements. Except as set forth on Schedule 3.17, since January 1, 1998 the operations of Seller affecting the Business and the Purchased Assets have in all material respects been conducted in compliance with all applicable Legal Requests and Orders of each Governmental Body having jurisdiction over Seller, the Business and the Purchased Assets, and Seller has not received any notice of any Governmental Body alleging any violation with respect to the foregoing.

                  3.18 Governmental Licenses and Permits. Schedule 3.18 contains a complete, current and correct list of all material Governmental Authorizations, to Seller's Knowledge, necessary for the present conduct of the Business. Seller possesses all such Governmental Authorizations. Except as set forth on Schedule 3.18, to the Knowledge of Seller, Seller is not in default or non-compliance under any such Governmental Authorization. To Seller's Knowledge, each of such Governmental Authorizations is in full force and effect, and there are no pending or, to the Knowledge of Seller, threatened claims or Proceedings challenging the validity or seeking to revoke or discontinue any of the Governmental Authorizations.

                  3.19 Employee Plans. Schedule 3.19 sets forth each bonus, deferred compensation, incentive compensation, pension, profit-sharing, retirement, stock bonus, stock purchase, stock option, hospitalization or medical expense reimbursement or insurance, or any other fringe benefit plan, arrangement or practice, whether formal or informal and whether legally binding or not, that Seller maintains or contributes to on behalf of its employees (collectively, the "PLANS"). Except as set forth on Schedule 3.19, none of the Plans will remain in effect after the Closing Date with respect to any employees of Seller who may become employees of Buyer, and Buyer will have no liability


                                      16.

under, with respect to or in connection with such Plans. Sellers have made available to Buyer true and correct copies of the Plans. Except as set forth on
Schedule 3.19, Seller has never been obligated to participate in or contribute to any "multiemployer plan" (as defined in ERISA), nor has Seller ever been a member of a "controlled group" (as defined in ERISA) which has been obligated to participate in or contribute to any multiemployer plan.

                  3.20 Employee Agreements and Relations. Seller has not been and is not currently a party to any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to the Knowledge of Seller there is not threatened, (a) any strike, slowdown, picketing, work stoppage or employee grievance process, (b) any Proceeding against or affecting the Business relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Business or (c) any application for certification of a collective bargaining agent. To the Knowledge of Seller, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Seller, and no such action is contemplated by Seller. Seller has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Seller is not liable for the payment of any compensation, damages, Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

                  3.21 Employee Claims. other than (a) retrospective charges that may be imposed under the Texas unemployment compensation program and (b) the liability reflected on Schedule 3.19 for accrued vacation pay and included in the Assumed Liabilities, Buyer will have no liability including, without limitation, liability for severance, separation pay, unemployment compensation or any other employment-related obligations (including accrued payroll expenses) or obligations arising under any of the Plans, with respect to persons employed by Seller on or prior to the Closing Date.

                  3.22 Environmental Matters. Except as set forth in Schedule 3.22, Seller is in compliance with all applicable Legal Requirements relating to discharges to the air, discharges to the water, discharges to the soil, solid waste management and Hazardous Substances as they relate to the protection of health and the environment (collectively, the "ENVIRONMENTAL LAWS"). There are no Proceedings pending or, to the Knowledge of Seller, threatened, against or involving Seller under any of the Environmental Laws (whether by reason of any failure to comply with any of the Environmental Laws or otherwise). No Order under any of the Environmental Laws has been entered against Seller. To the Knowledge of Seller, there has not been a Release on any property owned or leased by Seller of any Hazardous Substance and Seller has not received any written notification from any Governmental Body that as to any property owned or leased by it or any business and activities conducted on any such property, there exists or has occurred a violation of


                                      17.

applicable Environmental Laws for Release of Hazardous Substances. For purposes of this Section 3.20, "HAZARDOUS SUBSTANCE" shall mean a hazardous or toxic substance (as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended) and petroleum, including crude oil or any fraction thereof, and "RELEASE" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or other disposal in any amount into or onto the air, ground or surface water, land or other parts of the environment, however caused.

                  3.23 Liability for Finder's Fee. No liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby has been incurred by Seller.

                  3.24 Disclosure. No representation or warranty by Seller contained in this Agreement nor any statement or certificate furnished or to be furnished by or on behalf of Seller to Buyer or its Representatives in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements contained herein or therein not misleading. There is no fact (other than matters of a general economic or political nature which do not affect the Business uniquely) known to Seller that has not been disclosed by Seller to Buyer that might reasonably be expected to have or result in a material adverse effect on the Purchased Assets or the Business.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller as follows:

                  4.1 Incorporation and Authority. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of Texas. Buyer has full corporate power and authority to own and operate the Purchased Assets and the Business and to assume and perform the Assumed Liabilities.

                  4.2 Due Authorization; No Conflict. Buyer has full corporate power and authority to execute, deliver and consummate this Agreement and the Transfer Documents to which it is a party, the Employment Agreements and the Assumption Agreements and to perform all the terms and conditions hereof and thereof to be performed by it, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part. This Agreement constitutes and, when executed and delivered by Buyer, the Transfer Documents to which Buyer is a party, the Employment Agreements and the Assumption Agreements will constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer, in accordance with their respective terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies. Neither the execution and delivery of this Agreement and the Transfer Documents, the Employment Agreements and the


                                      18.

Assumption Agreements, the consummation of the transactions contemplated hereby and thereby nor the fulfillment of and compliance with the terms and provisions hereof and thereof do or will as to Buyer (a) violate any Legal Requirement or Order of any Governmental Body applicable to Buyer or (b) conflict with, result in a breach of or constitute a default under the Organizational Documents of Buyer or any agreement or instrument to which Buyer is a party or by which Buyer or any of its assets is bound.

                  4.3 Authorization and Filings. Except as set forth in Schedule
4.3 and for permits, licenses and qualifications which may be required to be obtained by Buyer in connection with its operation of the Business following the Closing, no Consent of any Governmental Body is or will be necessary or advisable in connection with the execution or delivery by Buyer of this Agreement or the Transfer Documents, consummation by Buyer of the transactions herein or therein contemplated or performance of or compliance with the terms and conditions hereof or thereof by Buyer.

                  4.4 Liability for Finder's Fees. No liability for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby has been incurred by Buyer.

                  4.5 Financial Capacity. Buyer has available cash and credit facilities sufficient to pay the entire Cash Consideration, pay off the Promissory Note as required hereunder and discharge the Assumed Liabilities as they come due.

                                    ARTICLE V
                               COVENANT OF SELLERS

                  5.1 Conduct of Business. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by Buyer in writing, Seller will:

                  (a) carry on the Business in, and only in, the ordinary course, in substantially the same manner as heretofore conducted, and use all reasonable efforts to preserve intact its present business organization, maintain its properties in good operating condition and repair, keep available the services of its present officers and significant employees, and preserve its relationship with customers, suppliers and others having business dealings with it, to the end that the Business shall be in all material respects unimpaired following the Closing;

                  (b) pay accounts payable and other obligations of the Business when they become due and payable in the ordinary course of business consistent with prior practice;

                  (c) perform in all material respects all of its obligations under all Contracts and other agreements and instruments relating to or affecting the Business or the Purchased Assets, and


                                      19.

comply in all material respects with all Legal Requirements applicable to it, the Purchased Assets or the business;

                  (d) except for new customer contracts and related material acquisitions, not enter into or assume any material agreement, contract or instrument relating to the Business, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof;

                  (e) except for employees whose annual review date falls before Closing, not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee employed in the operation of the Business or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any such employee;

                  (f) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 3.16.

                  5.2 Access and Information.

                  (a) From the date hereof until the Closing, Seller will (and will cause each of its Affiliates and their respective Representatives to) give Buyer, Buyer's prospective lenders, and their respective Representatives full access during normal business hours to, and furnish them with all documents, records, work papers and information with respect to, all properties, assets, books, contracts, commitments, reports and records relating to the Business or the Purchased Assets, as Buyer shall from time to time reasonably request. In addition, Seller will permit Buyer, Buyer's prospective lenders, and their respective Representatives, reasonable access to such personnel of Seller's during normal business hours as may be necessary or useful to Buyer in its review of the properties, assets and business affairs of the Business and the Purchased Assets and the above-mentioned documents, records and information.

                  (b) After the Closing, Seller shall provide Buyer with similar access to books and records relating to the Business and the Purchased Assets which cannot be segregated from Seller's business other than the Business as may be reasonably requested by Buyer. Seller will retain all books and records relating to the Business in accordance with applicable Legal Requirements and Seller's record retention policies as presently in effect. During the two-year period beginning on the Closing Date, Seller shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days' prior written notice to Buyer offering to surrender the same to Buyer at Buyer's expense.

                  5.3 Further Actions. Seller agrees to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as may be practicable. Without limitation, Seller will, as promptly as practicable, (a) file or supply, or cause to be filed or supplied, all applications, notifications and


                                      20.

information required by applicable Legal Requirements to be filed or supplied by it to any Governmental Body in connection with this Agreement and the consummation of the transactions contemplated hereby and (b) use all reasonable efforts to obtain, or cause to be obtained, all Consents (including, without limitation, all approvals required from any Governmental Body and any Consents required under any Contract) necessary to be obtained by Seller in order to consummate the sale and transfer of the Purchased Assets and the consummation of the other transactions contemplated thereby. Seller will, and will cause each of its Affiliates and Representatives to, coordinate and cooperate with Buyer in exchanging such information and supplying such assistance as may be reasonably requested by Buyer in connection with the filings and other actions contemplated by Section 6.2. At all times prior to the Closing, Seller shall promptly notify Buyer in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Article VII to be satisfied, promptly upon becoming aware of the same.

                  5.4 Notification. Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

                  5.5 No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article VIII, Seller will not, and will cause its Representatives not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the ordinary course of business) of Seller, or any merger, consolidation, business combination, or similar transaction involving Seller.

                                   ARTICLE VI
                    COVENANTS OF BUYER PRIOR TO CLOSING DATE

                  6.1 Approvals of Governmental Bodies. As promptly as practicable after the date of this Agreement, Buyer will make all filings required by Legal Requirements to be made by it to consummate the transactions contemplated by this Agreement. Between the date of this Agreement and the Closing Date, Buyer will (a) cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the transactions contemplated by this Agreement, and (b) cooperate with Seller in obtaining all consents identified in Schedule 3.2; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.



                                      21.

                  6.2 Efforts. Buyer agrees to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby as promptly as may be practicable. Without limitation, Buyer will, as promptly as practicable, (a) file or supply, or cause to be filed or supplied , all applications, notifications and information required by applicable Legal Requirements to be filed or supplied by it to any Governmental Body in connection with this Agreement and the consummation of the transactions contemplated hereby and (b) use all reasonable efforts to obtain, or cause to be obtained, all Consents (including, without limitation, all approvals required from any Governmental Body and any Consents required under any Contract) necessary to be obtained by Buyer in order to consummate the sale and transfer of the Purchased Assets and the consummation of the other transactions contemplated thereby. Buyer will, and will cause each of its Affiliates and Representatives to , coordinate and cooperate with Buyer in exchanging such information and supplying such assistance as may be reasonably required by Seller in connection with the filings and other actions contemplated by Section 5.3. At all times prior to the Closing, Buyer shall promptly notify Seller in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Article VII to be satisfied, promptly upon becoming aware of the same.

                  6.3 Employees. On the Closing Date, Buyer shall offer to employ each of Seller's employees (other than the Individual partners) on the same terms and conditions as they are presently employed by Seller. Each of such Persons shall be considered to be an "employee at will" and nothing in this Agreement shall be construed to limit the ability of Buyer to terminate the employment of any such Person at any time with or without cause, or to change his or her terms or conditions of employment.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT

                  7.1 Conditions to Obligations of Buyer and Seller. The respective obligations of each party under this Agreement shall be subject to the satisfaction prior to the Closing Date of the following conditions:

                  (a) Approvals. All Governmental Authorizations requisite to the transactions contemplated hereby shall have been filed, occurred or been obtained, as the case may be.

                  (b) No Injunctions or Restraints. No Order preventing the consummation of the transactions contemplated by this Agreement shall be in effect; provided, however, that prior to invoking this condition, each party shall use all commercially reasonable efforts to have any such Order vacated.

                  7.2 Conditions of Obligations of Buyer. The obligations of

Buyer to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of Buyer), any or all of which may be waived in


                                      22.

whole or in part by Buyer (provided that such waiver, to be binding upon Buyer, must be in a writing duly executed by Buyer);

                  (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Buyer shall have received a certificate of Seller certifying to such effect.

                  (b) Performance of Obligations. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate of Seller certifying to such effect.

                  (c) No Material Adverse Change. Since the date of this Agreement, there shall have been no change, occurrence or circumstance resulting in, or which could reasonably likely result in, individually or in the aggregate, a material adverse affect on the business, operations, properties, prospects, assets or conditions of the Business.

                  (d) Employment Agreements. Each of Messrs. Boster and Beard shall have executed the Employment Agreements.

                  (e) Due Diligence. Buyer shall have completed its due diligence investigation of the Purchased Assets and the Business and all matters in connection therewith shall be reasonably satisfactory to it.

                  7.3 Conditions of Obligations of Seller. The obligations of Seller to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (which are for the exclusive benefit of Seller), any or all of which may be waived in whole or in part by Seller (provided that such waiver, to be binding upon Seller, must be in a writing duly executed by Seller):

                  (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and Seller shall have received a certificate of Buyer certifying to such effect.

                  (b) Performance of Obligations. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and shall have delivered to Seller a certificate certifying to such effect.

                  (c) Employment Agreements. Each of the Employment Agreements shall have been duly executed and delivered by Buyer or an Affiliate of Buyer.


                                      23.

                                  ARTICLE VIII
                            TERMINATION AND AMENDMENT

                  8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written consent of Seller and Buyer;

                  (b) by (i) either (A) Seller, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Buyer or (B) Buyer, if there has been a material breach of any representation, warranty, covenant or agreement on the part of Seller, in each case, which breach has not been cured within five business days following receipt by the breaching party of notice of such breach (or, if such breach is not curable within five (5) business days but is curable within a reasonable period thereafter, a cure of such breach has not been diligently pursued), or (ii) either Seller or Buyer, if any permanent injunction or other Order of a court or other competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable;

                  (c) by either Seller or Buyer, so long as Seller, on the one hand, and Buyer, on the other hand, has not breached its respective obligations hereunder, if the Closing shall not have occurred on or before October 31, 1998. Notwithstanding the foregoing, the right to terminate this Agreement under this
Section 8.1(c) shall not be available to (x) Buyer if Buyer has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date or (y) Seller if it has breached any of its representations, warranties or covenants hereunder in any material respect and such breach has been the cause of or resulted in the failure of the Closing to occur on or before such date.

                  8.2 Effect of Termination. In the event of termination of this Agreement by either Seller or Buyer as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Seller except (a) with respect to Section 10.8, (b) for any obligations under the Confidentiality Agreement previously entered into by Seller and RMI Titanium Company and (c) to the extent that such termination results from the willful breach by a party hereto of any of its representations or warranties, of any of its covenants or agreements, in each case, as set forth in this Agreement.

                  8.3 Amendment. This Agreement may be amended, modified or supplemented only by written agreement of Buyer and Seller at any time prior to the Closing Date with respect to any of the terms contained herein.

                  8.4 Extension; Waiver. At any time prior to the Closing Date, Seller and Buyer may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or


                                      24.

in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed by the parties against whom the enforcement of such extension or waiver is sought. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE IX
                                 INDEMNIFICATION

                  9.1 Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants and obligations in this Agreement, any schedule and any other certificate or document delivered pursuant to this Agreement, will survive the Closing. The right to indemnification, payment of Damages (as hereinafter defined) or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

                  9.2 Indemnification by Owner. Each of Seller and the Partners (an "INDEMNITOR"), jointly and severally, will indemnify, defend and hold harmless the Indemnified Persons for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, Tax, expense (including costs of investigation and defense and reasonable attorneys' fees), settlement or diminution of value, whether or not involving a third-party claim (collectively, "DAMAGES"), arising, directly or indirectly, from or in connection with:

                  (a) any breach of the representations and warranties made by Seller herein or in any Transfer Document;

                  (b) the failure of Seller to perform any of the covenants or obligations to be performed by it hereunder or under any Transfer Document;

                  (c) any failure of Seller to comply with any applicable bulk sales laws in connection with the transfer of the Purchased Assets hereunder (in consideration of which Buyer hereby waives compliance by Seller with any applicable bulk sales laws);

                  (d) except for the Assumed Liabilities, any claims or liabilities (whether or not covered by any of the other subsections of this Section) relating to Seller, the Business, the Purchased Assets or the Assumed Liabilities, arising from any event or occurrence on or prior to the Closing Date including, without limitation, any such claim or liability in connection with any finished goods manufactured or sold by Seller on or prior to the Closing Date;



                                      25.

                  (e) any liability incurred by Seller for brokerage fees, finder's fees, agent's commissions or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby;

                  (f) any tax liability of Seller or any member of any consolidated group of which Seller has ever been a member;

                  (g) any liability including, without limitation, withdrawal liability, relating to periods ending on or prior to the Closing Date with respect to any multiemployer plan in which Seller or any controlled group member has been obligated to participate or to which Seller or any controlled group member has been obligated to contribute, and any withdrawal liability which may arise or be incurred by any party as a result of the consummation of the transactions contemplated by this Agreement;

                  (h) except for the Assumed Liabilities, any liability including, without limitation, liability for severance, separation pay or any other employment related obligations or obligations arising under any of the Plans, with respect to persons employed by Seller on or prior to the Closing Date including obligations arising under Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. or any applicable state or local plant closing law; and

                  (i) any claims of any nature asserted by any Partners or, except for the Assumed Liabilities, any creditor of Seller, including, without limitation, any claims arising out of, related to or in connection with the transactions contemplated by this Agreement, the subsequent actions or operations of Seller or otherwise.

Subject to other provisions of this Article 9, the remedies provided for in this
Article 9 shall constitute the sole and exclusive remedy for any Warranty Claims (as defined in Section 9.3(b)) or any claims made in connection with any covenant of Seller hereunder to be performed on or before the Closing Date. Buyer acknowledges and agrees that, except for the express representations and warranties made by Seller and the Partners in this Agreement, there are no representations and warranties made by Seller and the Partners, either express or implied, with respect to the Business, the Purchased Assets or any of the transactions contemplated by this Agreement.

                  9.3 Limits on Rights to Indemnification. An Indemnified Person's right to indemnification under this Article IX shall be limited as follows:

                  (a) The Indemnified Person shall use its reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to this Article IX; provided that the Indemnified Person shall not be obligated to make such an insurance claim if the Indemnified Person in its reasonable judgment believes that the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to the Indemnified Person, as the case may be, would exceed the value of the claim for which the Indemnified Person is seeking indemnification.


                                      26.

                  (b) Any claim for indemnification pursuant to Section 9.2(a) hereof to the extent based on any breach of the representations and warranties made by Seller herein or in any Transfer Document (a "WARRANTY CLAIM") shall be further limited as follows:

                  (i) An Indemnified Person shall not be entitled to indemnification in respect of a Warranty Claim unless the notice of claim in respect thereof shall have been given to an Indemnitor on or before the last day of the 24th full month following the Closing Date; provided, a claim with respect to Tax or title matters may be made at any time; and

                  (ii) The Indemnitors will have no liability (for indemnification or otherwise) with respect to Warranty Claims until the total of all Damages with respect to such Warranty Claims exceeds $50,000, and then only for the amount by which such Damages exceed $50,000, and the total liabilities of the Indemnitors with respect to Damages for Warranty Claims shall not exceed the aggregate of the Cash Consideration and the amount of the Promissory Note paid off by Buyer hereunder; provided however, that indemnification payments made in respect of the following shall not be subject to such limitations nor shall any such payments be taken into consideration in determining whether such limitations are met: (A) any claim with respect to Tax or title matters, (B) any Warranty Claim relating to a factual matter of which an Indemnitor had Knowledge at any time prior to the date on which the subject representation and warranty was made, (C) any intentional breach by an Indemnitor and (D) Damages based on claims of fraud; and the Indemnitors will be liable for all Damages with respect to such matters.

                  9.4 Procedures for Indemnification -- Third Party Claims. (a) Promptly after receipt by an Indemnified Person under Section 9.2 of notice of the commencement of any proceeding against it, such Indemnified Person will, if a claim is to be made against an Indemnitor under such Section, give notice to the Indemnitor of the commencement of such claim, but the failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnified Person, except to the extent that the Indemnitor demonstrates that the defense of such action is prejudiced by the failure to give such notice. The Indemnified Person shall take all commercially reasonable steps to mitigate all Damages, including availing itself of any reasonable and prudent defenses, limitations, rights of contribution and claims against third parties and other rights at law, and shall provide such evidence and documentation of the nature and extent of any Damages as may reasonably be requested by the indemnifying party.

                  (b) If any proceeding referred to in Section 9.5(a) is brought against an Indemnified Person and it gives notice to an Indemnitor of the commencement of such proceeding, the Indemnitor will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the Indemnitor is also a party to such proceeding and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnitor fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to the Indemnified Person and, after notice from the Indemnitor


                                      27.

to the Indemnified Person of its election to assume the defense of such proceeding, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 9 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Person in connection with the defense of such proceeding; other than reasonable costs of investigation. If the Indemnitor assumes the defense of a proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification;
(B) no compromise or settlement of such claims may be effected by the Indemnitor without the Indemnified Person's consent (which may not be unreasonably withheld) unless (1) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Person and (2) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and
(C) the Indemnified Person will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnitor of the commencement of any proceeding and the Indemnitor does not, within twenty (20) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such proceeding, the Indemnitor will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Person.

                  (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates or Representatives other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnitor, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnitor will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                  (d) The Indemnitors and the Indemnified Persons shall make available to each other, their counsel and accountants, all information and documents reasonably available to them which relate to any claim subject to indemnity hereunder and to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such claim.

                  (e) If required for joinder purposes, the Indemnitors and the Indemnified Persons hereby consent to the non-exclusive jurisdiction in which a proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein, and agree that process may be served on the Indemnitors and the Indemnified Persons with respect to such claim anywhere in the world.

                  9.5 Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.



                                      28.

                                    ARTICLE X
                               GENERAL PROVISIONS

                  10.1 Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally or sent by facsimile transmission or by overnight courier, or by certified or registered mail, postage prepaid, and shall be deemed to be given, dated and received when so delivered personally or by courier or by facsimile transmission, or, if mailed, five business days after the date of mailing to the following address or facsimile number, or to such other address or addresses as such person may subsequently designate by notice given hereunder:

                  (a) if to Buyer, to:

                      RMI Titanium Company
                      1000 Warren Avenue
                      Niles, Ohio 44446
                      Telephone: (330) 652-9951
                      Facsimile: (330) 544-7701
                      Attn: Executive Vice President & Chief Financial Officer
                            and Vice President & General Counsel

                  (b) if to Seller prior to Closing, to:

                      Weld-Tech Engineering, L.P.
                      7211 Spring Cypress Road
                      P.O. Box 11718
                      Spring, TX 77391-1718
                      Facsimile: (281) 379-4283
                      Attn: Patrick L. Boster

                      With copies to:

                      Lawrence D. Pennoni
                      Chamberlain, Hrdlicka, White, Williams & Martin 1200 Smith St., Suite 1400
                      Houston, TX 77002
                      Facsimile:  (713) 658-2553

                      and

                      Rick Wittenbraker
                      Bracewell & Patterson, L.L.P.
                      711 Louisiana, Suite 2900
                      Houston, TX 77002


                                      29.

                      Facsimile:  (713) 221-1212

                  (c) if to Seller after Closing to:

                      Patrick L. Boster
                      7211 Spring Cypress Road
                      Spring, TX 77391-1718
                      Facsimile:  (281) 379-4283

                      and

                      Michael E. Beard
                      7211 Spring Cypress Road
                      Spring, TX 77391-1718
                      Facsimile:  (281) 379-4283

                      and

                      W.T. Holdings, Inc.
                      18334 Steubner Airline
                      Spring, TX 77379
                      Facsimile:  (281) 376-7863
                      Attn:  Dan Benditz

                      and

                      5DB Holding Corporation
                      18334 Steubner Airline
                      Spring, TX 77379
                      Facsimile:  (281) 376-7863
                      Attn:  Dale Benditz

                      With copies to:

                      Lawrence D. Pennoni
                      Chamberlain, Hrdlicka, White, Williams & Martin 1200 Smith St., Suite 1400
                      Houston, TX 77002
                      Facsimile: (713) 658-2553

                      and



                                      30.

                      Rick Wittenbraker
                      Bracewell & Patterson, L.L.P.
                      711 Louisiana, Suite 2900
                      Houston, TX 77002
                      Facsimile:  (713) 221-1212

The parties hereto shall have the right from time to time to change their respective addresses and facsimile numbers and each shall have the right to specify as their address and/or facsimile number for purposes of this Section
10.1 any address and/or facsimile number by at least five (5) days' notice to the other parties hereto in accordance with this Section 10.1.

                  10.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original and all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  10.3 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (together with the Transfer Documents, the Employment Agreements, the Confidentiality Agreement, and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior consummation of the transactions contemplated hereby and thereby, shall be paid by the party incurring such costs and expenses.

                  10.9 Arbitration. Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof which cannot be settled by mutual agreement (except for actions seeking equitable, injunctive or other relief) shall be finally settled by arbitration as follows: Any party who is aggrieved shall deliver a notice to other party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice shall be submitted to arbitration in Cleveland, Ohio, before a single arbitrator appointed in accordance with the Rules of the American Arbitration Association, modified only as herein expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute will be final, unappealable and binding and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator will be authorized to apportion its fees and expenses and the reasonable attorney's fees and expenses of the parties as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expense of the arbitrator will be borne equally by each party, and each party will bear the fees and expenses of its own attorney. The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them with respect to this Agreement, and that this clause shall be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award. The parties shall keep confidential, and shall not disclose to any Person, except as may be required by Legal Requirements, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.


                                      31.

                  10.10 Noncompetition.

                  (a) Each of Seller and the Partners covenants and agrees that such Person shall not, anywhere in the United States during the three (3) year period commencing on the Closing Date hereunder, engage, directly or indirectly, in any capacity whatsoever (whether as proprietor, partner, investor, shareholder, director, officer, employer, employee, consultant, independent contractor, co-venturer, financier, agent, representative or otherwise), in any Competing Business (the foregoing shall not prohibit such Person from owning up to 1% of the outstanding capital stock of a public or non-public company that is a Competing Business). As used herein, "Competing Business" shall mean an enterprise which provides engineering and fabrication services to the oil and gas industry, including weld design, fabrication and repair, as well as materials engineering, testing services and fabrication problem solving; provided, however, that any line of business currently engaged in by Seller or a Partner shall not be deemed to be a Competing Business.

                  (b) Each of Seller and the Partners covenants and agrees that, for a period of three (3) years commencing on the Closing Date, such Person shall not encourage, counsel or induce any employee to leave the employ of the Business, or solicit for employment, employ or engage the services of any employee of the Business, or assist any Person in any such conduct.

                  (c) In the event of a breach of this Section 10.10 Buyer shall be entitled, if it shall so elect, to institute legal proceedings to obtain damages for any such breach, or to enforce the specific performance of such terms by the breaching Person and to enjoin such breaching Person from any further violation and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Each of Seller and the Partners acknowledges, however, that the remedies at law for any breach by any such Person of the provisions of this Section 10.10 may be inadequate and that Buyer shall be entitled to injunctive relief against such breaching Person in the event of any breach.

                  (d) It is the understanding of the parties that the scope of the covenants contained in this Section 10.10 including as to time, geographic area and activities covered, are necessary to protect the reasonable expectations of Buyer in connection with its acquisition of the Business and the reasonable expectations of Buyer with respect to the maintenance of trade secrets. It is the parties' intention that these covenants be enforced to the greatest extent in time, area, and activities covered as is permitted by law. The parties intend that the unenforceability or invalidity of any term or provision of this covenant shall not render any other term or provision contained herein unenforceable or invalid. If the business activities, period of time or geographical area covered by this covenant shall be deemed too extensive, then the parties intend that this covenant be construed to cover the maximum scope of business activities, period of time and geographical area (not exceeding those specifically set forth herein) as may be permissible under applicable law.



                                      32.

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

WELD-TECH ENGINEERING SERVICES, L.P.         WELD-TECH ENGINEERING, L.P.
By: Weld-Tech GP, Inc., General Partner      By: W-T Holdings, Inc., General Partner


By: /s/ TIMOTHY G. RUPERT                    By: /s/ PATRICK BOSTER
   ------------------------------------         ------------------------------------

Name: Timothy G. Rupert                      Name: Patrick Boster
     ----------------------------------           ----------------------------------

Title: Officer                               Title: President
      ---------------------------------            ---------------------------------

         The undersigned Partners hereby join in this Asset Purchase Agreement for purposes of binding themselves to the indemnification obligations of Article IX and the provisions of Section 10.10 hereof.


By:      /s/ MICHAEL E. BEARD                 By:      /s/ PATRICK L. BOSTER
         ------------------------------                ------------------------------
         Michael E. Beard                              Patrick L. Boster


5DB Company                                   W.T. Holdings, Inc.


By: /s/ DALE BENDT                            By: /s/ PATRICK L. BOSTER
   ------------------------------------          ------------------------------------

Name: Dale Bendt                              Name: Patrick L. Boster
     ----------------------------------            ----------------------------------

Title: President                              Title: President
      ---------------------------------             ---------------------------------


By:      /s/ DANIEL BENDITZ                   By:      /s/ DALE BENDITZ
         ------------------------------                ------------------------------
         Daniel Benditz                                Dale Benditz


By:      /s/ DAVID BENDITZ                    By:      /s/ DOUG BENDITZ
         ------------------------------                ------------------------------
         David Benditz                                 Doug Benditz


By:      /s/ STEVE FISCELLA
         ------------------------------
         Steve Fiscella


                                      33.